CSW Energy, Inc.
                        Intercompany Service Transactions
                  For the Nine Months Ended September 30, 1997
                                   (Unaudited)



              Name                         Type of Service             Amount
----------------------------------     ------------------------     -----------

Central and South West Services, Inc.  Salaries, overheads, and      $2,181,568
(Wholly owned subsidiary of            travel in support of CSW
Central and South West Corporation)    Energy, Inc. projects.

Central Power and Light Company        Salaries, overheads, and          29,067
(Wholly owned subsidiary of            travel in support of CSW
Central and South West Corporation)    Energy, Inc. projects.

Central and South West Corporation     Net Interest on cash           1,515,001
(Parent)                               advances provided to CSW
                                       Energy, Inc.